Exhibit 99.1
ASYST TECHNOLOGIES, #11117863
First Quarter Fiscal 2009 Conference
July 30, 2008, 2:00 p.m., PT
Chairperson: John Swenson

Operator	Good afternoon, ladies and gentlemen, and thank you for standing by. Welcome to the Asyst Technologies’ first quarter of 2009 fiscal year conference call. At this time all participants are in a listen-only mode. Later we’ll conduct a question and answer session and instructions will be given at that time. If you should require assistance at any time during the conference, please press the star followed by the zero and an operator will assist you. As a reminder this call is being recorded today, Wednesday, July 30, 2008.

I would now like to turn the conference over to Mr. John Swenson. Please go ahead, sir.

J. Swenson	Thank you. Good afternoon everyone and welcome to this fiscal 2009 first quarter conference call for Asyst Technologies. A press release detailing our financial results for the quarter was distributed via BusinessWire earlier this afternoon. The release will be posted to our website, which is at www.asyst.com. To access the release, interested parties should click on the investor relations link, followed by the press release link.

I need to remind you that during today’s call we will make forward-looking statements. We have no obligation to update these statements. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These risk factors are described in our most recently filed reports with the SEC as well as today’s press release.

We also will present non-GAAP financial information in this call. For a reconciliation of our non-GAAP financial information to the equivalent measures under GAAP, please refer to the press release, which again is posted on our website.

Before we begin, please note the following. As previously disclosed, the company has received an unsolicited expression of interest from Aquest Systems Corp. regarding a potential acquisition of Asyst for $6.50 in cash per share. Our Board of Directors is reviewing this expression of interest in consultation with its financial and legal advisors. As part of its review, our Board is engaging in discussions with Aquest to further explore specific details about their expression of interest and related financing. At this time, the Board has made no determination with regard to the Aquest expression of interest or about the price and terms on which the Board would recommend any such transaction to shareholders.

The company also previously disclosed that it received notice of a dissident shareholder’s intent to attempt to replace the current Board with its own nominees at the company’s next annual meeting. As we made clear in our preliminary proxy statement filed yesterday, the Board does not endorse any of the dissident’s nominees. We will not be able to comment further or take questions on these items during this quarterly results conference call today. We encourage shareholders to contact us directly if they have any related inquiries.

Now to our conference call. Mike Sicuro, our CFO, will review financial highlights for the quarter as well as outlook. Steve Schwartz, our CEO, will provide a strategic overview and will comment on current product and market trends. After the formal comments, we will be happy to take your questions.
And now, I’ll turn the call over to Mike Sicuro.

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MIKE SICURO

Thank you John and good afternoon everyone. Results for the first quarter were generally in line with our expectations and guidance, and we remain on track with our strategic product and cost reduction programs as well as the medium-term outlook we discussed on our last conference call.

We have been focused on new product development at an unprecedented level, and we are delivering results in the form of new orders, new design wins, and new customer evaluations. In the area of cost reduction, another key area of focus, we delivered a $4 million decrease in ongoing SG&A expense in the first quarter, with additional savings identified for Q2. We also delivered a record 47% gross margin in our tools business, which is up from 43% last quarter. Although AMHS gross margin was down in Q1 due primarily to project mix, we expect it to bounce back in Q2. We have continued to advance our outsourcing and supply chain programs in AMHS and believe we are on track for further AMHS gross margin improvement in future quarters. Now to the detailed review of Q1.

Consistent with the expectations described on our last call, bookings in the first quarter were down from Q4 levels, which primarily reflects continued volatility in the AMHS order patterns. In Q4, we had nearly $50 million of flat panel display orders and a large order from a flash customer that together accounted for nearly 60% of total bookings. In Q1, as expected, we did not have significant flat panel orders, and we did not have any single large order in semiconductor AMHS. Based on focused discussions with customers on specific projects, we continue to expect a significant sequential increase in AMHS orders in the September quarter. We also continue to believe that this increase will be more sustainable as we see a broader mix of customers investing over the second half of the current fiscal year.

Total bookings in the first quarter were $63 million, which compares with $137 million in Q4. In AMHS, bookings totaled $34 million, which compares with $108 million in Q4 and $45 million in Q3. As I mentioned, if we take out flat panel and the large flash order from last quarter, our semiconductor AMHS bookings have tracked roughly flat in the $30 to $40 million range over the past three quarters. This is roughly half of our average runrate 18 months ago and we believe it marks the bottom in our semiconductor AMHS business for this cycle.

Bookings of tool and fab automation products totaled $29 million, which is flat with Q4.

The mix of new orders was as follows:
Semiconductor, 82%
Flat panel, 4%,
And Service, 14%

OEMs represented 26% of new orders, and the remainder, or 74%, came from end users.

By geography, new order distribution was:
North America, 19%;
Japan, 33%;
Taiwan, 27%;
Other Asia Pacific, including Korea 18%;
And Europe, 3%

Backlog as of the end of the quarter was $80 million.

Consolidated net sales for the fiscal first quarter were $100.3 million, up from $94.3 million in the prior sequential quarter.

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Net sales related to AMHS were $67.6 million, up from $62.0 million in the prior sequential quarter. AMHS sales related to flat panel display were just over $17 million, which drove the increase in overall sales.

Net sales of tool and fab automation solutions were $32.7 million, essentially flat with $32.3 million in Q4.

Sales mix was as follows:
Semiconductor, 72%
Flat panel, 17%,
And Service, 11%

OEMs represented 17% of sales for the quarter.

Consolidated gross margin for the quarter was 26%, down from 29% in Q4.

AMHS gross margin was 16%, down from 22% last quarter. Most of the decline relates to project mix. We expect AMHS gross margin to bounce back to the low 20-percent range in the current quarter and expect further gains as project mix improves and cost reductions kick in.

As I mentioned earlier, gross margin on tool and fab automation solutions was a record 47%, driven by continued cost reduction programs and favorable mix. We are excited by this performance as it continues to demonstrate the strength of our model and the potential benefits as we move our AMHS products into this supply chain.

Now let’s move on to operating expenses.

Consolidated R&D expense was $10.9 million, down from $11.9 million in the prior sequential quarter. This range of spending is consistent with our current emphasis on new products.

SG&A expense was $20.2 million, down more than $7 million from the Q4 level. As we mentioned on the last call, we had a number of expenses in Q4 that did not carry into Q1. In addition, in Q1 we saw the initial impact of our cost reduction programs, which contributed approximately $4 million to the improvement. We expect to take out up to $1 million of additional cost in Q2.

Interest and other expense was $6.7 million, compared with income of $2.7 million in the prior quarter. Approximately $1 million of the expense is non-cash accelerated amortization related to the early retirement of debt. We also had $3.9 million of foreign exchange losses, compared with $4.8 million of FX gains in the prior quarter. The losses in Q1 as well as the gains in Q4 were driven by extreme volatility in the dollar-yen exchange rate, which moved 5% in the month of April alone. We significantly reduced our FX exposures in Q1 and do not expect significant P&L impact from FX going forward.

On a non-GAAP basis, we reported a net loss of $7.2 million, or 14 cents per share, which compares with a loss of $10.3 million, or 21 cents per share, in the prior sequential quarter. This is in the middle of our range for guidance.

On a GAAP basis, we reported a net loss of $10.6 million, or 21 cents per share, which compares with $12.9 million, or 26 cents per share, in Q4.

Now let’s turn to the balance sheet.

We ended the quarter with $67 million of cash. This compares with $96 million at the end of

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March and $78 million at the end of December. The March number was artificially inflated because of the weak dollar and a large collection at the end of the quarter. Normalizing for these, most of the change in cash for Q1 relates to payables, which were down $20 million in the quarter. Total debt as of the end of the quarter was $155 million, down from $156 million at the end of the prior quarter.

Now to our outlook for the fiscal second quarter ending in September:

We expect our operating results for the fiscal second quarter will be very similar to the results in Q1. We expect sales to be in a range of $90 to $95 million, with AMHS in the range of $65 to $70 million and tool and fab automation at approximately $25 million. We expect to report a non-GAAP loss of 12 to 17 cents per share, and a GAAP loss of 20 to 25 cents per share.

With that, I will turn it over to Steve Schwartz.

STEVE SCHWARTZ

Thank you Mike.

My comments today will be focused on our current strategies for improving the performance of the business as well as the near and medium-term outlook for the company.

As Mike mentioned, we are pursuing two primary strategies to improve Asyst’s operating performance. We expect one to have a significant near-term impact on our profitability, while the other is our platform for sustaining and growing profitability in the next fiscal year and beyond.

Mike already reported on the $4 million reduction in ongoing quarterly SG&A. In Q1, we also achieved a 47% gross margin in our tool and fab automation business. This is a record result for the company, surpassing what Asyst once did at four times our current volume. This is a strong endorsement of our outsourced manufacturing model and of our ability to execute continuous cost reduction through product design and new sources of supply.

Over the past two years, we have been executing the same process in the AMHS business, and have achieved a number of successes. We have transitioned two-thirds of our key AMHS subsystems and components to new suppliers, with up to 40% of the sourcing now outside of Japan. We are in advanced negotiations to outsource the production of our OHT vehicle, which is a significant component of total system cost. And we have formed a team to focus on better managing all aspects of installing our systems on site, from changes in scope or safety requirements to managing customer readiness and the use of overtime.

Our progress has been slower than we would like and it is obscured at times like these when we have lower margin projects dominating the sales mix. Nonetheless, we expect to show AMHS gross margin percentage back in the low 20’s in the current quarter, and to show steady gross margin improvement throughout the current fiscal year and into next year. We have not wavered from our target for this business, which is in the range of 30 to 35 percent — and leads us to consolidated gross margin targets in the mid-30-percent range by the end of our next fiscal year.

We also are highly confident in our opportunity to add incremental, higher margin sales through new products. This includes true next generation products as well as evolutionary products that provide higher performance and value to customers, as well as higher margins to Asyst.

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At Semicon West earlier this month, we officially launched our new Agile Automation solution, which is the result of a focused investment effort over the past year and a half. At the core of Agile Automation is our proprietary, innovative DLT lifting loadport, which for the first time provides a means of efficiently loading and unloading tools locally without calling a vehicle.

Our floor-mounted and overhead conveyor is another important component of the Agile solution. Our conveyor is the only revenue-generating, field-proven conveyor in the industry. We have over 1,000 meters of conveyor currently installed among three different leading-edge customers, and another 800 meters currently being installed at fabs in Japan and the U.S.

Agile also includes our new VAO software, which is currently installed at Toshiba.

Over the past two quarters alone, we have received over $2 million in orders for Agile products. We have these products installed among the world’s largest and most technically demanding chip makers, and we have aggressive plans for further penetration of what we believe is a $150 million incremental market opportunity.

Ultimately, all of our products can come together to create an Agile automation solution, including traditional vehicle-based AMHS, RFID, wafer sorters, and other products. The key is developing a targeted solution that addresses the customer’s need for greater productivity or reduced capital cost.

Also at Semicon West, we introduced our new Falcon Integrated Loadport, which is designed to provide industry-leading performance and cost-of-ownership. The Falcon has allowed us to launch an aggressive penetration plan with Tier-One equipment manufacturers, two of which already are evaluating the product. We have Falcon in evaluation with a Tier-One end user customer and are in discussions for five additional OEM evaluations over the next several months. One of the OEM customers reported already completing 200,000 cycles of the product with no issues — a task made quicker by the Falcon’s 2X speed advantage over competitive products. Loadports represent a $120 million served market through the OEM channel. We believe the Falcon will allow us to gain share in this market, and to build a bridge between OEMs and End Users for our Agile Automation products.

We have accelerated pilot production of the Falcon in our outsourced Singapore facility, in anticipation of volume capability by the end this calendar year.

As a group, our new products are differentiated from anything in production today and as such we believe they can deliver higher gross margins to us as they deliver greater value to our customers.

Among our current products, the Spartan continues to gain market share as both a sorter and an equipment front-end. We recently announced that the Spartan Integrated Sorter was selected by a major IC manufacturer for installation in four different fabs, fully displacing a competitor’s previously installed equipment. We estimate the value of this win at approximately $15 million, to be booked in phases as the customer deploys the product. According to Gartner Dataquest, in calendar 2007 we grew our market share in the sorter segment by 11 points, to a leading 42% share overall. We believe this is strong validation of the superiority of the Spartan platform for clean, high-performance wafer handling, and we expect further share gains this year in the estimated $100 million market for wafer sorters.

Now to our outlook.

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As Mike mentioned, the AMHS bookings in the June quarter were merely reflective of the timing of customer orders and not of a fundamental change in demand or market share. We said the same thing on our May conference call when AMHS bookings more than doubled. At this point in the cycle, the base of AMHS orders tends to be very narrow in terms of how many customers are making decisions inside of a quarter, and as a result we see this type of low booking volume as well as high volatility.

As we look into the September quarter and the back half of our fiscal year, the outlook for semiconductor AMHS bookings is stronger. Much of the strength is attributable to our position as the preferred AMHS supplier to three of the large customers that happen to be spending over the next six to nine months. As a result of this bookings improvement, the outlook for AMHS revenue also gets better in the second half of our fiscal year. Given that AMHS typically must install before other equipment can be moved in, the timing of our AMHS recovery still leads us to believe that the broader industry could see improving shipments by the first half of calendar 2009. If that is correct, we would expect our tools related business to recover in that same timeframe.

With the semiconductor equipment industry currently in a significant cyclical downturn, it may be difficult to see the substantial progress we have made throughout the company. But our position with customers has never been better, and we believe they are energized by the unprecedented level of new products we have introduced to the marketplace. When the industry demand trends improve, we believe that Asyst and our shareholders will be rewarded for our substantial investment in new products, new customer penetration, and cost reduction. We expect the rewards will be in the form of better-than-industry growth, higher margins, and greater profitability and cash flow. Our team is committed to delivering on these metrics, and we believe that the foundation for this performance will be visible within the current fiscal year.

With that, I will ask the operator to come back on so we can take your questions.

Operator	Thank you. Ladies and gentlemen, at this time we will conduct a question and answer session. [Instructions provided to questions].

Our first question comes from the line of Brett Hodess from Merrill Lynch. Please go ahead.

B. Hodess	Good afternoon.

S. Schwartz	Hi, Brett.

B. Hodess	A couple items. You talked about the outlook for the AMHS sector recovering in margins. Given how high the tool automations and stuff was at 47% this quarter, obviously with a dip in volume in the coming quarter that margin’ll probably decline some. Can you talk a little bit about the progression there. Can you also comment on when you do get volume back, was 47% something that you could do on a more regular basis or does it require a very specific mix?

S. Schwartz	Hi, Brett, this is Steve. The 47% was actually a pleasant surprise. We’ve been managing the cost down continuously since the inception of the model and

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the outsource capability. We actually delivered 47%, up from 43% on revenue that was down quarter-on-quarter.

Over the long term we got a little bit of benefit from mix but this is probably again 42 to 44% in gross margin business as a runrate. If the volume were to double, for example, we might get close to 47% again but I think where you ought to model is somewhere in the 42 to 44.

B. Hodess	Great. When you look at the introduction of a new loadport like Falcon, you mentioned that you’d be ready for volume production sort of around year end. What do you typically think the evaluation cycle is? As you said, sort of a half dozen companies looking at it right now. Would their evaluations be completed by year end?

S. Schwartz	Brett, I think the evaluations used to be 6 to 9 months long. I think they’re a little bit shorter. The customers are pretty sophisticated about how they perform the evaluation but I think 6 months is still going to be a pretty typical level. We announced actually last quarter that we’d shipped to a couple OEMs so we’re about a quarter down the road here and we think we’ll have a pretty thorough evaluation to allow us to ship in some quantity kind of at year end.

B. Hodess	And then my final question. On the AMHS side if you look at the top tier customers that are going to be ordering, they are, as you mentioned, all your customers. They all have installed bases of your equipment at this point. Is the pricing environment, now that they’re using you quite a bit already, is the pricing environment as tough as it’s been in the past? Do you have more leverage with them to get a pricing that can get you into your target margin ranges along with all your cost reductions and whatnot or is the pricing negotiation just as tough as ever?

S. Schwartz	Brett, I don’t think there’s additional price compression and it’s really incumbent upon us to get the gross margin from some of the cost reductions. There’s always going to be price pressure but I think we’re in a stable position with these customers for incremental business.

B. Hodess	Great. Thank you.

S. Schwartz	Thanks, Brett.

Operator	Thank you. Our next question comes from Timothy Arcuri from Citi. Please go ahead.

J. Ahmid	Yes, hi. This is Jinade Ahmid [sp] calling in for Tim. I had 2 questions. Firstly, on the last call you had stated a big order from a major NAN flash customer and I wanted to ask if you’ve seen any pushout for any new project that was slated for ‘09, any more pushout than you thought before?

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S. Schwartz	Hi. We’re obviously very familiar with the pushout of NAN. The one thing that’s held pretty constant here is the demands to get the AMHS installed. As a matter of fact, parts of the project ... we’re being accelerated on parts of the project but there was no pushout in the delivery or install schedule for the projects that we believe has pushed some of the equipment orders out a little bit.

J. Swenson	You said you had another question.

Operator	I’m sorry, he is no longer in the queue. Our next question comes from Jinhy Yoon from JP Morgan. Please go ahead.

J. Yoon	Hi, good afternoon. I have a couple of questions. First, did you give the flat panel bookings for June?

M. Sicuro	It was a little under $3 million, Jinhy, 4% of bookings.

J. Yoon	Okay and then you said the AMHS bookings in June were light because you had a bunch in the prior quarter. Is it going to pop back up in the December quarter or be lumpy like this?

S. Schwartz	Jinhy, we anticipate it’ll pop up pretty significantly in the current quarter.

Operator	Thank you. Our next question comes from the line of Hari Chandra from Deutsche Bank. Please go ahead.

H. Chandra	Thank you. My question is more of an observation in terms of what you said, whether it is cost initiatives or new products that you introduce, the benefits of that are not visible.

The issue is when will they be visible? At what point in time would you be profitable? And when all these initiatives flow through, what would be the breakeven point for the company?

M. Sicuro	Hi, this is Mike. Currently our operating breakeven at the EBITDA line, if you use our existing margin that we reported today is around $95 million. The best way to look at that is for every point in gross margin that we increase, that reduces the breakeven by about $1 million so that’s our breakeven point on the operating line.

S. Schwartz	Hari, on the gross margin, the current quarter is something we’re not pleased about. You guys heard about this before, we negotiated it back in 2005. We’ll continue to fulfill more and pull a little bit more of it in but the cost reduction activity will begin to show in the current quarter and subsequent quarters. We’re not pleased about the results for the AMHS in the current quarter. That was a long ago negotiated piece of business that we continue to run through and actually represented some of the revenue upside in the June quarter.

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Operator	Thank you. Our next question comes from the line of Jay Deahna with JP Morgan. Please go ahead.

J. Deahna	Thanks very much. A follow up question on some of your prepared comments. Can you please reiterate what you said. I think you said something about fab automation orders will turn up in the second half. I wasn’t sure if that was September and December quarters or both. I think you said that should lead to a pick-up in spending in the first half but I just want to clarify that.

Also I think you said that was primarily attributable to 3 chip makers. Do you view that as a lump in the snake or just the beginning of something potentially sustainable?

S. Schwartz	Hi, Jay, it’s Steve. We think both September and December are going to be up for AMHS from where we were. The tools business is pretty consistent with what we’ve seen from equipment makers so our order pattern there is exactly what you’ve seen from the equipment makers who have announced already.

I don’t know if this is a lump in the snake, but this is business that we’ve had in the forecast now for 6 to 9 months. It really hasn’t moved and this seems to be right on track and right on schedule. It does feel a little bit inconsistent with some of the news we hear from the equipment side but it’s consistent with where these major customers with major factories I have been forecasting and it appears to be right on schedule.

J. Swenson	Jay, just to amplify that, this is John. I think what Steve indicated in his formal comments was that our expectation is AMHS is stronger here in the second half which if there’s follow through would lead to tools business for everybody including our tools business getting better first half of ‘09.

Operator	Thank you. Our next question comes from the line of Jinhy Yoon. Please go ahead.

J. Yoon	Sorry, just one more follow up on the model. Can you give us some guidance for tax rate and the other income line going forward, how we should be looking at that?

M. Sicuro	Sure, Jinhy, it’s Mike. No problem. You know the tax rate right now is a little bit tough when we’re in a pre-tax loss position based upon our actual profit mix between the 2 entities; i.e., the taxable entity and the non-taxable so this quarter you saw was the $5 million, was the benefit on $15 million pre-tax. I’d say that’s a little bit high to model going forward. I might model maybe in the 20% range going forward on the benefits side. When we shift into the profitable side of the equation, I’d probably use a higher tax rate, probably 35%, when profitable; maybe 25% when we’re operating at a pre-tax loss.

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Operator	Thank you. Our next question comes from the line of Jay Deahna from JP Morgan. Please go ahead.

J. Deahna	Sorry, just a follow up to that previous line of questioning. If your orders for AMHS start to pick up in 3Q and continue into 4Q, will you start to see that roll out in your shipments some time in 4Q or will it take all the way into Q1 for that to start?

S. Schwartz	Jay, we’ll see some in the fourth calendar quarter but more of it in the first calendar quarter of ‘09.

J. Deahna	Okay. Steve, can you remind me what your market share has been over the last year or 2 in AMHS, where you see that going, if it has any upside and who do you view as the guys you’re seeing the most in the competitive bid these days?

J. Swenson	Jay, it’s John. I’ve been looking at some of that data. We believe our share hasn’t wavered. Of course it moves around based on which customers are spending. Since AMHS is a territory that doesn’t change very much in terms of customer position we’ve been around 42 to 50% share basically the last several years depending on who’s spending. We think it’s closer to 50 right now. We’ve seen some statistics that indicated some stronger sales for a competitor but difficult for us to reconcile some of those numbers so we still think we’re probably in that 50% range for current market share.

J. Deahna	And one last question if I may. The investors in this space have been in a state of quasi-panic over the last 3 weeks or so hearing pushouts from a lot of these flat panel orders that have been placed throughout the industry over the last couple of quarters. Just kind of wondering what you’re hearing from your flat panel customers in terms of their desire and their willingness to move forward with the projects they’ve committed to with deposits and orders.

S. Schwartz	Jay, we have one pretty significant customer who continues to move forward and they haven’t wavered both in the very large panel size, new fab as well as the fillout on I wouldn’t say smaller, but Gen 5 and Gen 6 panels in existing fabs.

The other business that we’re pursuing is for sure modest but there are opportunities that are in the $10-15 million range but it feels for sure even 1 quarter on, that the activity is slower but with the customer who generates most of our business, they haven’t slowed down at all.

Operator	Thank you. Gentlemen, I’m showing that we have no further questions. Please continue with any closing remarks.

S. Schwartz	Thank you, everyone. We look forward to speaking with you again next quarter.

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Operator	Ladies and gentlemen, that does conclude our conference for today. Thank you for your participation, you may now disconnect.

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